Exhibit 99.1

Contact:	Paul W. Nester
Vice President and CFO
Telephone:	(540) 777-3837

FOR IMMEDIATE RELEASE

RGC RESOURCES, INC. NAMES
CHIEF FINANCIAL OFFICER

ROANOKE, Va. (December 20, 2019)--RGC Resources, Inc. (NASDAQ: RGCO) announced Randall “Randy” Burton will join the company effective January 16, 2020 and will be appointed Vice-President, Chief Financial Officer, Treasurer and Secretary. As a member of the Company’s executive team, Mr. Burton will lead Resources’ Finance organization and will report to Paul Nester.
“Randy is an experienced financial executive whose leadership and technical skills will be an immediate benefit to our Company,” stated Mr. Nester. “We are thrilled to have someone of Randy’s caliber join our team as we continue to execute our growth strategies.”
In his previous role as a partner at Brown, Edwards and Company, L.L.P., Mr. Burton, a certified public accountant, served both public and private companies in all areas of assurance and advisory responsibilities. Prior to joining Brown Edwards, Mr. Burton was a partner at Cherry Bekaert LLP, a large regional CPA firm and a Senior Manager at KPMG. Prior to his extensive public accounting tenure, Mr. Burton held several key positions at Advance Auto Parts, Inc. after beginning his career at PricewaterhouseCoopers.

RGC Resources, Inc. provides energy and related products and services to approximately 62,000 customers in Virginia through its operating subsidiaries including Roanoke Gas Company and RGC Midstream, LLC.
From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements.
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